                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 30, 2003

                                 NETEGRITY, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                           1-10139                       04-2911320
(State or other jurisdiction        (Commission File Number)              (IRS Employer
     of incorporation)                                                 Identification No.)

             201 Jones Road
               Waltham, MA                                                  02451
          (Address of principal                                           (Zip Code)
           executive offices)

       Registrant's telephone number, including area code: (781) 890-1700

                                 Not Applicable
          (Former name or former address, if changed since last report)

INTRODUCTORY NOTE

         On December 30, 2003, Netegrity, Inc. (the "Company") completed its acquisition (the "Acquisition") of Business Layers, Inc. On January 9, 2004, the Company filed a Current Report on Form 8-K (the "Current Report") to report the Acquisition. The purpose of this Amendment No. 1 to the Current Report is to file the financial statements required by Item 7.

The Company hereby amends Item 7 of the Current Report to read in its entirety as follows:

ITEM 7. FINANCIAL STATEMENTS, UNAUDITED PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) Financial Statements of Businesses Acquired.

         The required financial statements are attached hereto on pages 3 through 19.

         (b) Unaudited Pro Forma Financial Information.

         The required unaudited pro forma financial information is attached hereto on pages 20 through 24.

         (c) Exhibits.

                2.1*       Agreement and Plan of Merger, dated as of December 30, 2003, by and among Netegrity
                           Inc., Tuna Merger Corp. and Business Layers, Inc.

                23.1       Consent of Kost Forer, Gabbay & Kassierer, A Member of Ernst & Young Global

----------

*  Previously filed.

ITEM 7. (a)

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Auditors..................................................................    4

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2002 (audited) and September 30,
2003 (unaudited)................................................................................    5
Consolidated Statements of Operations for the year ended December 31, 2002 (audited)
   and for the nine months ended September 30, 2003 and 2002 (unaudited)........................    7
Consolidated Statement of Changes in Shareholders' Equity for the year ended December 31, 2002
   (audited)....................................................................................    8
Consolidated Statements of Cash Flows for the year ended December 31, 2002 (audited) and the
   nine months ended September 30, 2003 and 2002 (unaudited)....................................    9
Notes to Consolidated Financial Statements......................................................   10

                         REPORT OF INDEPENDENT AUDITORS

                             TO THE SHAREHOLDERS OF

                    BUSINESS LAYERS INC. AND ITS SUBSIDIARIES

         We have audited the accompanying consolidated balance sheet of Business Layers Inc. (the "Company") and its subsidiaries as of December 31, 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2002, and the consolidated results of their operations and cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

Tel-Aviv, Israel                                      KOST FORER & GABBAY
February 6, 2003                                A Member of Ernst & Young Global

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (AMOUNTS IN 000S, EXCEPT SHARE DATA)

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                        2002             2003
                                                     ------------    -------------
                                                                       (unaudited)
ASSETS

 CURRENT ASSETS:
   Cash and cash equivalents                           $10,627           $2,845
   Restricted cash                                          99              139
   Short-term deposits                                     532              537
   Accounts receivable (net of allowance for
      doubtful accounts of $0 and $155 at
      December 31, 2002 and September 30, 2003,
      respectively)                                      1,361            1,722
   Prepaid expenses and other accounts receivable        1,149            1,211
                                                       -------           ------

 Total current assets                                   13,768            6,454
                                                       -------           ------

 OTHER ASSETS                                              599              581

 PROPERTY AND EQUIPMENT, NET                             1,028              800
                                                       -------           ------

 Total assets                                          $15,395           $7,835
                                                       =======           ======

The accompanying notes are an integral part of the consolidated financial statements

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (AMOUNTS IN 000S, EXCEPT SHARE AND PER SHARE DATA)

                                                                          DECEMBER 31,      SEPTEMBER 30,
                                                                              2002               2003
                                                                          ------------      -------------
                                                                                             (unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term bank credit                                                  $    124             $    124
  Accounts payable                                                           1,048                  573
  Accrued liabilities                                                        2,738                1,452
  Deferred revenues                                                          1,143                2,626
                                                                          --------             --------

Total current liabilities                                                    5,053                4,775
                                                                          --------             --------

OTHER LIABILITIES                                                              387                  486
                                                                          --------             --------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
  Convertible Preferred A stock of $ 0.001 par value - Authorized:
    5,200,000 shares at December 31, 2002 and September 30, 2003:
    Issued 5,070,000 shares at December 31, 2002 and  September 30,
    2003. Outstanding: 4,940,000 shares at December 31, 2002 and
    September 30, 2003. Liquidation preference of $3,233 and $3,384
    as of December 31, 2002 and September 30, 2003, respectively                 5                    5

  Convertible Preferred B stock of $ 0.001 par value - Authorized, issued and outstanding: 8,160,000 shares at December 31, 2002 and September 30, 2003. Liquidation preference of $12,594 and
    $13,204 as of December 31, 2002 and September 30, 2003,
    respectively                                                                 8                    8

  Convertible Preferred C stock of $ 0.001 par value - Authorized:
    6,000,000 shares at December 31, 2002 and September 30, 2003;
    Issued and outstanding: 5,000,000 shares at December 31, 2002 and September 30, 2003. Liquidation preference of $14,689 and
    $15,485 as of December 31, 2002 and September 30, 2003,
    respectively                                                                 5                    5

  Convertible Preferred D stock of $ 0.001 par value - Authorized:
    22,800,000 shares at December 31, 2002 and September 30, 2003;
    Issued and outstanding: 21,739,130 shares at December 31, 2002 and September 30, 2003. Liquidation preference of $27,686 and
    $29,181 as of December 31, 2002 and September 30, 2003,
    respectively                                                                22                   22

  Common stock of $ 0.001 par value - Authorized: 65,000,000 shares at December 31, 2002 and September 30 ,2003; Issued: 4,866,627 and
  5,145,751 shares at December 31, 2002 and September 30, 2003, respectively.  Outstanding:  4,863,627 and 5,142,751 shares at
  December 31, 2002 and September 30, 2003, respectively                         5                    5
  Additional paid-in capital                                                50,352               50,376
  Treasury stock, at cost                                                      (66)                 (66)
  Accumulated other comprehensive loss                                          40                  (31)
  Accumulated deficit                                                      (40,416)             (47,750)
                                                                          --------             --------

Total shareholders' equity                                                   9,955                2,574
                                                                          --------             --------

Total liabilities and shareholders' equity                                $ 15,395             $  7,835
                                                                          ========             ========



The accompanying notes are an integral part of the consolidated financial statements.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (AMOUNTS IN 000S, EXCEPT SHARE DATA)

                                                                 NINE MONTHS ENDED
                                         DECEMBER 31,               SEPTEMBER 30,
                                            2002                2003             2002
                                         -----------           -----------------------
                                                                     (unaudited)
Revenues:
  Software licenses                       $  4,027             $  2,679       $  3,535
  Maintenance and services                   4,241                3,396          3,271
                                          --------             --------       --------

Total revenues                               8,268                6,075          6,806
                                          --------             --------       --------
Cost of revenues:
  Software licenses                             20                  706              4
  Maintenance and services                   3,270                2,016          2,733
                                          --------             --------       --------
Total cost of revenues                       3,290                2,722          2,737
                                          --------             --------       --------
Gross profit                                 4,978                3,353          4,069
                                          --------             --------       --------
Operating expenses:
  Research and development                   4,607                4,136          3,894
  Selling and marketing                      9,495                3,494          7,143
  General and administrative                 5,381                3,070          3,900
                                          --------             --------       --------
Total operating expenses                    19,483               10,700         14,937
                                          --------             --------       --------
Operating loss                             (14,505)              (7,347)       (10,868)
Interest and other income, net                 252                   13            256
                                          --------             --------       --------
Net loss                                  $(14,253)            $ (7,334)      $(10,612)
                                          ========             ========       ========

The accompanying notes are an integral part of the consolidated financial statements.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      (AMOUNTS IN 000S, EXCEPT SHARE DATA)





                                             PREFERRED A         PREFERRED B        PREFERRED C         PREFERRED D
                        COMMON STOCK            STOCK               STOCK              STOCK                STOCK         ADDITIONAL
                     ------------------  ----------------   -----------------    ----------------   -----------------     PAID-IN
                       NUMBER    AMOUNT   NUMBER    AMOUNT   NUMBER     AMOUNT    NUMBER    AMOUNT   NUMBER     AMOUNT    CAPITAL
                     ---------   ------  ---------  ------  ---------   ------   ---------  ------  ----------  ------   ----------
 Balance as of
 December 31, 2001   4,841,460    $ 5    5,200,000   $ 5    8,160,000     $ 8    5,000,000   $ 5    21,739,130    $ 22     $ 50,349
 Exercise of
 employee stock
  Options               25,167     (*            -     -            -       -            -     -             -       -            3
 Foreign currency
  translation
  adjustments                -      -            -     -            -       -            -     -             -       -            -
 Treasury stock         (3,000)    (*     (130,000)   (*            -       -            -     -             -       -            -
 Net loss                    -      -            -     -            -       -            -     -             -       -            -
                     ---------    ---    ---------   ---    ---------     ---    ---------   ---    ----------    ----     --------
 Total
  comprehensive loss


 Balance as of
 December 31,
 2002                4,863,627    $ 5    5,070,000   $ 5    8,160,000     $ 8    5,000,000   $ 5    21,739,130    $ 22     $ 50,352
 ====                =========    ===    =========   ===    =========     ===    =========   ===    ==========    ====     ========




                                   ACCUMULATED                       TOTAL
                                     OTHER                           OTHER
                                 COMPREHENSIVE                    COMPREHENSIVE       TOTAL
                       TREASURY      INCOME        ACCUMULATED        INCOME        SHAREHOLDERS'
                        STOCK        (LOSS)          DEFICIT          (LOSS)           EQUITY
                       --------  -------------     -----------    ------------      ------------
 Balance as of
 December 31, 2001       $   -        $ (9)        $ (26,163)                        $  24,222
 Exercise of
 employee stock
  Options                    -           -                -                                  3
 Foreign currency
  translation
  adjustments                -          49                -             $  49               49
 Treasury stock            (66)          -                -                 -              (66)
 Net loss                    -           -           (14,253)         (14,253)         (14,253)
                         -----        ----         ---------       -----------       ---------
 Total
  comprehensive loss                                               $ (14,204)
                                                                   =========

 Balance as of
 December 31,
 2002                    $ (66)       $ 40         $ (40,416)                        $   9,955
 ====                    =====        ====         =========                         =========


*) Represents an amount lower than $ 1.

The accompanying notes are an integral part of the consolidated financial statements.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
       (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                                (AMOUNTS IN 000S)

                                                           FOR THE YEAR
                                                              ENDED          NINE MONTHS ENDED
                                                           DECEMBER 31,        SEPTEMBER 30,
                                                              2002         2003           2002
                                                          ------------   --------       --------
Cash flows from operating activities:                                          (unaudited)
                                                                         -----------------------
Net loss                                                  $(14,253)      $ (7,334)      $(10,612)
 Adjustments required to reconcile net loss to
     net cash used in operating activities:
  Depreciation                                                 419            388            313
  Loss on sale of property and equipment                        --              8             --
  Increase in accounts receivable                             (801)          (359)          (498)
  Increase in prepaid expenses and other accounts
     receivable                                               (696)           (24)          (139)
  Increase (decrease) in accounts payable                      364           (475)           (22)

  Increase (decrease) in accrued liabilities                 1,459         (1,293)           957
  Increase in deferred revenues                                389          1,486            421
  Accrued severance pay, net                                    (4)            31             (4)
                                                          --------       --------       --------
  Net cash used in operating activities                    (13,123)        (7,572)        (9,584)
                                                          --------       --------       --------
  Cash flows from investing activities:

  Investment in short-term deposits, net                       (13)            (5)           (11)
  Purchase of property and equipment                          (523)          (170)          (415)
  Proceeds from sale of property and equipment                  --              2             --
  Investment in long-term deposits, net                          4             30             16
  Increase in restricted cash                                  (12)           (40)           (12)
  Loans to employees, net                                      (14)            17             (5)
                                                          --------       --------       --------
  Net cash used in investing activities                       (558)          (166)          (427)
                                                          --------       --------       --------
  Cash flows from financing activities:

  Purchase of treasury stock                                   (66)            --            (82)
  Proceeds from exercise of employee stock options               3             24             27
                                                          --------       --------       --------
  Net cash provided by (used in) financing
     activities                                                (63)            24            (55)
                                                          --------       --------       --------
  Effect of changes in foreign exchange rate on
     cash and cash equivalents                                  36            (68)            --
                                                          --------       --------       --------
  Decrease in cash and cash equivalents                    (13,708)        (7,782)       (10,066)
  Cash and cash equivalents at the beginning of
     the period                                             24,335         10,627         24,335
                                                          --------       --------       --------
  Cash and cash equivalents at the end of the period      $ 10,627       $  2,845       $ 14,269
                                                          ========       ========       ========

The accompanying notes are an integral part of the consolidated financial statements.

                    SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                      (AMOUNTS IN 000S, EXCEPT SHARE DATA)
                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                       (AMOUNTS IN 000S EXCEPT SHARE DATA)

NOTE 1:  GENERAL

         a. Business Layers Inc. (the "Company" or "Business Layers") was incorporated in New Jersey and commenced operations in March 1999 and reincorporated in Delaware in May 2001. Business Layers is a provider of eProvisioning software solutions that help organizations to implement a core part of their Internet infrastructure.

                  All shares and per share data in the accompanying consolidated financial statements have been retroactively adjusted to reflect the re-incorporation as a Delaware company.

         b. The Company performs its operations in Europe through its subsidiaries ("the subsidiaries") incorporated in the Netherlands, France, Germany, England and Israel.

         c.       Interim financial statements:

                  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements and notes should be read in conjunction with the Company's audited consolidated financial statements and notes thereto. Operating results for the nine months ended September 30, 2003, are not necessarily indicative of the results that may be expected for any future quarter or the year ending December 31, 2003.

NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES

         The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP).

         a.       Use of estimates:

                  The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         b.       Foreign currency transactions:

                  The functional currency of the Company's Israeli subsidiary is the U.S. dollar, as the U.S. dollar is the primary currency of the economic environment in which the Israeli subsidiary has operated and expects to continue to operate in the foreseeable future. Financing and investing activities, are made in U.S. dollars.

                  Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement of the Financial Accounting Standard Board No. 52 "Foreign Currency Transaction" ("SFAS No. 52"). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the statement of operations as financial income or expenses, as appropriate.

                  The financial statement of the Company's European subsidiaries have been translated into U.S. dollars by translating balance sheet amounts at period-end exchange rates and statement of operations accounts at average exchange rates for the period. Foreign currency translation gains and losses are reflect in the equity section of the Company's consolidated balance sheet as accumulated other comprehensive income (loss) in stockholders' equity.

         c.       Principles of consolidation:

                  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

         d.       Cash and cash equivalents:

                  Cash and cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less.

         e.       Restricted cash:

                  Restricted cash is primarily invested in certificates of deposit, which mature within one year.

         f.       Short-term deposits:

                  Bank deposits with maturities of more than three months but less than one year are included in short-term deposits.

                  The deposits are in U.S. dollars and bear interest at an average rate of 2%. The short-term deposits are presented at their cost, including accrued interest.

         g.       Property and equipment, net:

                  Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, which typically range from one to five years. Leasehold improvements are amortized using the straight-line method over the remaining lease term or the estimated useful lives of the related assets.

         h.       Value of long lived assets:

                  The Company and the subsidiaries' long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long- Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. As of December 31, 2002, no impairment losses have been identified.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)




NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

         i.       Revenue recognition:

                  The Company primarily generates its revenues from the sales of licenses, professional services, and maintenance.

                  The Company accounts for its software license in accordance with Statement of Position (SOP) 97-2 "Software Revenue Recognition", as amended. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The Company has also adopted SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition with respect to Certain Transactions" for all multiple element transactions entered into after January 1, 2000. SOP 98-9 requires that revenue be recognized under the "residual method" when vendor specific objective evidence ("VSOE") of fair value exists for all undelivered elements and VSOE does not exist for all of the delivered elements. Revenues are recognized when: a license agreement is executed, the product has been delivered, all significant obligations are fulfilled, the fee is fixed or determinable and collectibility is probable. For those license agreements where customer acceptance is required and it is not probable, license revenues are recognized when the software has been accepted.

                  Maintenance and support revenue included in multiple element arrangements is deferred and recognized ratably over the term of the maintenance and support agreement. VSOE of fair value of the undelivered elements (maintenance, unspecified upgrades, support and consulting services) is determined based on the price charged for the undelivered element when sold separately. Arrangements that include consulting services are not considered essential to the functionality of the software. Software services revenues, not required to be recognized using contract accounting, are typically billed on a time and materials basis and are recognized as such services are performed.

                  Revenues from software licenses that require significant customization, integration and installation are recognized in accordance with Statement of Position 81-1 "Accounting for Performance of Construction - Type and Certain Production - Type Contracts" ("SOP 81-1"), using contract accounting on a completed contract method. After delivery, if uncertainty exists about customer acceptance of the software, license revenue is not recognized until acceptance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are first determined, in the amount of the estimated loss on the entire contract. As of December 31, 2002 no such estimated losses were identified.

                  Estimated gross profit or loss from long-term contracts may change due to changes in estimates resulting from differences between actual performance and original forecasts. Such changes in estimated gross profit are recorded in results of operations when they are reasonably determinable by management, on a cumulative catch-up basis.

                  The Company and its subsidiaries do not grant rights of return.

                  Deferred revenue includes unearned amounts received from customers but not recognized as revenues.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)



NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

         j.       Software development costs:

                  Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS No. 86"), requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

                  Based on the Company's product development process, technological feasibility is established upon completion of a working model. The Company does not incur material costs between the completion of the working model and the point at which the products are ready for general release. Therefore, research and development costs are charged to the statement of operations as incurred.

         k.       Income taxes:

                  The Company and its subsidiaries account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company and its subsidiaries provide a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

         l.       Accounting for stock-based compensation:

                  The Company has elected to follow Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and FASB Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's share options is less than the market price of the underlying shares on the date of grant, no compensation expense is recognized.

                  Pro-forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee share options under the fair value method prescribed by that Statement. The fair value for these options was estimated at the date of grant, using a minimum-value option pricing model, with the following weighted-average assumptions for the year ended December 31, 2002, nine months ended September 30, 2003 and September 30, 2002: risk-free interest rates of 1.5%; dividend yields of 0%; and a weighted-average expected life of the option of 4 years.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)



NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

                  For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

                  Exercise price equals market price at date of grants.

                        WEIGHTED AVERAGE FAIR VALUE OF OPTION GRANTS
                        --------------------------------------------
                                                 NINE MONTHS ENDED
                       YEAR ENDED                  SEPTEMBER 30,
                      DECEMBER 31,           -----------------------
                         2002                 2003             2002
                      ------------           -------          -------
                      $  0.02                $  0.02          $  0.02
                      =======                =======          =======

                  The Company's pro-forma information is as follows:

                                                                  NINE MONTHS ENDED
                                       YEAR ENDED                     SEPTEMBER 30,
                                      DECEMBER 31,             ------------------------
                                          2002                  2003             2002
                                      ------------             ------           -------
Loss as reported                        $14,253                $7,334           $10,612
Add: stock based compensation
  expense determined under the fair
  value method for all rewards               68                    42                31
                                        -------                ------           -------
Pro-forma loss                          $14,321                $7,376           $10,643
                                        =======                ======           =======

                  The Company applies SFAS 123 and EITF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", with respect to options issued to non-employees. SFAS 123 requires use of an option valuation model to measure the fair value of these options at the date of grant.

         m.       Concentration of credit risks:

                  Financial instruments that potentially subject the Company and its subsidiaries to concentration of credit risks consist principally of cash and cash equivalents, restricted cash, short-term deposits and accounts receivable, long-term deposits and loans to employees. Cash and cash equivalents, restricted cash and short-term and long-term bank deposits are invested with high credit issuers.

                  The trade receivables of the Company and its subsidiaries are mainly derived from sales to customers located primarily in the United States and Europe. Management believes that credit risks are moderated by the diversity of its end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers' financial condition. An allowance for doubtful accounts is determined with respect to those accounts that the Company has determined to be doubtful of collection.

                  The Company has provided a long-term loan to its employees, amounting to $81 as of December 31, 2002. The long-term loan is unsecured and if not paid, an immaterial loss could result to the Company.

                  The Company and its subsidiaries had no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

                  Revenues derived from the Company's two largest customers in 2002 represented 41% and 11% of total sales (see Note 9b).

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

         n.       Severance pay:

                  The Israeli subsidiary's liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. The Israeli subsidiary's liability for all of its employees, is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

                  The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits.

                  Severance expenses for the year ended December 31, 2002 and the nine months ended September 30, 2003 and 2002 amounted to approximately $136, $183 and $133, respectively.

         o.       Fair value of financial instruments:

                  The following methods and assumptions were used by the Company in estimating fair value and disclosures for financial statements:

                  The carrying amounts of cash and cash equivalents, restricted cash, short-term deposits, accounts receivable, short-term bank credit and accounts payable approximate their fair value due to the short-term maturity of such instruments.

         p.       Advertising

                  Advertising costs are expensed as incurred and amounted to $1,523 for the year ended December 31, 2002, and $1,069 and $460 for the nine months ended September 30, 2003 and 2002, respectively.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 2:  SIGNIFICANT ACCOUNTING POLICIES (CONT.)

         q.       Impact of recently issued accounting standards:

                  In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" which addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its results of operations or financial position.

                  In January 2003, the Emerging Issues Task Force ("EITF"), published EITF Issue 00-21 ("EITF 00-21"), "Revenue Arrangements with Multiple Deliverables," which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration should be allocated among the separate units of accounting based on their relative fair values. This issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company's adoption of EITF 00-21 did not have a material impact on the Company's results of operations or financial position

NOTE 3:  PROPERTY AND EQUIPMENT, NET

                                          DECEMBER 31,    SEPTEMBER 30,
                                              2002            2003
                                          -----------     -------------
Cost:
  Computers, software and related
         Equipment                         $1,335          $1,473
  Office furniture and equipment              294             283
  Leasehold improvements                      191             202
                                           ------          ------

                                            1,820           1,958
                                           ------          ------
Accumulated depreciation:
  Computers, software and related
         Equipment                            621             894
  Office furniture and equipment              119             146
  Leasehold improvements                       52             118
                                           ------          ------

                                              792           1,158
                                           ------          ------

                                           $1,028          $  800
                                           ======          ======

                  Depreciation expenses for the year ended December 31, 2002 amounted to $419, and for the nine months ended September 30, 2003 and 2002, amounted to $338 and $313, respectively.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 4:  OTHER ASSETS

                                 DECEMBER 31,         SEPTEMBER 30,
                                    2002                  2003
                                 -----------          ------------
Severance pay fund                  $347                  $415
Long-term deposits                   171                   141
Loans to employees                    81                    25
                                    ----                  ----

                                    $599                  $581
                                    ====                  ====

NOTE 5:  SHORT-TERM BANK CREDIT

                  As of December 31, 2002, the Company had an authorized credit line in the amount of $500, which bears interest at the rate of Banks's Prime Rate minus 0.25%. The weighted average interest rate on the credit line as of December 31, 2002 was 4%.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
              (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE DATA)


NOTE 6:  COMMITMENTS AND CONTINGENT LIABILITIES

                  The facilities of the Company and its subsidiaries are rented under operating leases for periods ending in March 2007. In addition, the Company has operating lease agreements for computers and motor vehicles, which terminate in 2004. Future minimum lease commitments under non-cancelable operating leases are as follows:

                  2003      $  974
                  2004         650
                  2005         477
                  2006         231
                  2007         221
                            ------
                            $2,553
                            ======

                  Total rent and lease expenses for the year ended December 31, 2002 amounted to $ 1,147, and amounted to $502 and $456 for the nine months ended September 30, 2003 and 2002, respectively

NOTE 7:  SHARE CAPITAL

         a.       Convertible preferred stock:

                  All convertible preferred stock has preference over the Common shares, in the event of liquidation, dissolution or winding up. This applies also to consolidation, merger or reorganization, or a sale of all, or substantially all of the Company's assets or share capital at a price per share up to $7.50. The liquidation preference is equal to the full amount originally paid plus annual interest of 8% and all declared but unpaid dividends. Upon the Company's Initial Public Offering, all of the Company's 39,969,130 outstanding Preferred shares, will be converted into 41,827,628 Common shares (this does not include the conversion of the warrants into Common shares).

         b.       Treasury stock:

                  In January 2002, the Company purchased 3,000 shares of its Common stock and 130,000 of its Preferred "A" shares from one of the Company's investors, in consideration of approximately $66. This amount was recorded as treasury stock.

         c.       Share option plan:

                  The Company has authorized through its 1999 Incentive Share Option Plan the grant of options to officers, management, consultants and other key employees of up to 8,050,500 shares of the Company's Common shares. The options granted have four-year vesting terms, become fully exercisable after four consecutive years of employment and expire 10 years subsequent to the date of grant.

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 7:  SHARE CAPITAL (CONT.)

                  A summary of the Company's share option activity and related information is as follows:

                                                   DECEMBER 31,
                                                       2002
                                          ------------------------------
                                                                WEIGHTED
                                                                AVERAGE
                                            NUMBER OF           EXERCISE
                                            OPTIONS              PRICE
                                          ----------            --------
                                                                $
                                                                ----
Outstanding at beginning
   of year                                 5,436,267            0.27
   Granted                                 1,504,722            0.30
   Exercised                                 (25,167)           0.14
   Forfeited                              (1,216,790)           0.39
                                          ----------            ----

Outstanding at end of year                 5,699,032            0.25
                                          ==========            ====

Exercisable options                        2,492,263            0.21
                                          ==========            ====

                  The options outstanding as of December 31, 2002, have been classified by range of exercise price, as follows:

                                             OPTIONS         WEIGHTED
                                           OUTSTANDING        AVERAGE        WEIGHTED
                        EXERCISE             AS OF           REMAINING       AVERAGE
                         PRICE             DECEMBER 31,     CONTRACTUAL      EXERCISE
                        (RANGE)               2002          LIFE YEARS         PRICE
                        --------           -----------      -----------      --------
                       $0.00 - 0.10          592,476           7               $0.05
                       $0.10 - 0.25        1,552,994           8               $0.17
                       $0.30               3,054,230           9               $0.30
                       $0.60                 499,332           8               $0.60
                                           ---------                           -----
                                           5,699,032           8               $0.27
                                           =========           =               =====

                   BUSINESS LAYERS, INC. AND ITS SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                   SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                     (AMOUNTS IN 000'S, EXCEPT SHARE DATA)


NOTE 7:  SHARE CAPITAL (CONT.)

         d.       Warrants issued to consultants:

                  1. The Company's outstanding warrants to consultants as of December 31, 2002, are as follows:

                                      WARRANTS FOR          EXERCISE PRICE           WARRANTS
ISSUANCE DATE                         COMMON SHARES           PER SHARE             EXERCISABLE
-------------                         -------------         --------------          -----------
April 1999 - October 1999                151,500                $ 0.10                151,500
November 1999 - January 2000             351,000                $ 0.13                351,000
February 2000 - September 2000            18,000                $ 0.25                 18,000
October 2000 - July 2001                  43,000                $ 0.60                 43,000
August 2001 - December 2001                5,000                $ 0.30                  5,000
January 2002 - December 2002              15,000                $ 0.30                 15,000
                                         -------                                      -------
                                         583,500                                      583,500
                                         =======                                      =======

                  2. The Company had accounted for its warrants to vendors and consultants under the fair value method of SFAS 123 and EITF 96-18. The fair value for these warrants was estimated using a Black-Scholes Option Pricing Model with the following weighted-average assumptions for the year ended December 31, 2002: risk-free interest rates of 1.5%, dividend yields of 0%, volatility factors of the expected market price of the Company's Common shares of 0.80, and a weighted-average contractual life of the warrants of approximately four years.

                  3. In connection with the granting of warrants to vendors and consultants, the Company has not recorded nor recognized stock compensation expenses due to immateriality through the year December 31, 2002 and the nine months ended September 30, 2003.

                              BUSINESS LAYERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                      (AMOUNTS IN 000s, EXCEPT SHARE DATA)

NOTE 8:  INCOME TAXES

         a. Through December 31, 2002, Business Layers Inc. had U.S. federal net operating loss carryforward of approximately $21,000 that can be carried forward and offset against taxable income and expire from 2014 to 2017. In addition, the Company has operating loss carryforward in foreign tax jurisdictions amounting to approximately $17,471.

                  Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry forwards will not be utilized in the foreseeable future.

                  Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

         b.       Deferred income taxes:

                  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company and its subsidiaries' deferred tax liabilities and assets are as follows:

                                                           DECEMBER 31,
                                                               2002
                                                           ------------
Operating loss carryforward                                 $10,886
Reserves and allowances                                         182
                                                            -------

Net deferred tax asset before valuation allowance            11,068
Valuation allowance                                          11,068
                                                            -------

Net deferred tax asset                                      $    --
                                                            =======

                  As of December 31, 2002, the Company and its subsidiaries have provided valuation allowances of approximately $11,068, in respect of deferred tax assets resulting from tax loss carryforward and other temporary differences. Management currently believes that it is more likely than not that the deferred tax regarding the tax loss carryforward and other temporary differences will not be realized in the foreseeable future.

         c.       Loss before taxes consists of the following:

                               DECEMBER 31,
                                   2002
                               ------------

Domestic                        $ 8,319
Foreign                           5,934
                                -------

                                $14,253
                                =======

         d. The main reconciling items between the statutory tax rate of the Company and the effective tax rate are the non-recognition of the benefits from accumulated net operating losses carry forward among the various subsidiaries worldwide due to the uncertainty of the realization of such tax benefits.

                              BUSINESS LAYERS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENT (CONTINUED)
      (INFORMATION AS OF SEPTEMBER 30, 2003 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 2002 AND 2003 IS UNAUDITED)
                      (AMOUNTS IN 000s, EXCEPT SHARE DATA)

NOTE 9:  OPERATING SEGMENTS AND GEOGRAPHICAL INFORMATION

         a.       Summary information about geographical areas:

                  Based on the information provided to the Company's chief operating decision maker for purposes of making decisions about allocating resources and assessing performance, the Company's continuing operations have been classified into a single segment. The Company operates primarily in three geographical regions: The United States, Europe and the Middle East. Revenues (based on the location of the customer) and long-lived assets by geographic regions are as follows:

                                YEAR ENDED            NINE MONTHS ENDED
                                DECEMBER 31,            SEPTEMBER 30,
                                   2002             2003             2002
                                ------------       -----------------------
Revenues:
     United States                $7,595           $4,304           $6,269
     Europe and others               673            1,771              537
                                  ------           ------           ------
                                  $8,268           $6,075           $6,806
                                  ======           ======           ======

Long-Lived Assets:
      United States               $  290           $  280
      Europe and others              738              520
                                  ------           ------
                                  $1,028           $  800
                                  ======           ======

         b.       Major customer data as a percentage of total revenues:

                   YEAR ENDED         NINE MONTHS ENDED
                   DECEMBER 31,         SEPTEMBER 30,
                     2002           2003           2002
                   -----------      -------------------
Customer A            41%            19%            46%
Customer B            11%            --             13%
Customer C            --             24%            --

NOTE 10: SUBSEQUENT EVENT (UNAUDITED)

                  On December 30, 2003, the Company was acquired by Netegrity, Inc. pursuant to an Agreement and Plan of Merger dated December 30, 2003. The consideration for the acquisition was $15,000 in cash and 2,556,940 shares of common stock at fair value of approximately $26,600.

ITEM 7.(b)

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF NETEGRITY, INC.

         The following unaudited pro forma financial statements of Netegrity, Inc. ("Netegrity") give effect to the acquisition of Business Layers, Inc. ("Business Layers) by Netegrity as if it had occurred on September 30, 2003 with respect to the unaudited pro forma balance sheet and as if it had occurred on January 1, 2002 with respect to the unaudited pro forma statements of operations.

         Pursuant to the terms of the definitive merger agreement, Netegrity acquired Business Layers for 2,556,940 shares of Netegrity common stock, cash payments of $15.0 million and estimated transaction cost of $0.9 million, for a total purchase price of $42.5 million.

         The unaudited pro forma financial statements utilize the purchase method of accounting for the merger of Netegrity and Business Layers. Netegrity is the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. The results of operations of Business Layers will be included in the results of operations of the combined company from December 30, 2003 (the date of the acquisition). The unaudited pro forma consolidated financial statements reflect the preliminary purchase price allocation based on the Company's best estimate of the fair value of the assets to be acquired and the liabilities to be assumed. The Company does not expect the final purchase price allocation to be materially different.

         The Company engaged a third party appraiser to conduct a valuation of the intangible assets and to assist in the determination of useful lives for such assets. Based on the appraisal, approximately $7.5 million of the purchase price has been allocated to developed technology and customer relationships and $3.8 million has been allocated to in-process research and development, which was expensed upon closing of the transaction. Due to the non-recurring nature of the in-process research and development charge, the amount has not been included in the unaudited pro forma statements of operations. The amount allocated to developed technology is expected to be amortized over its estimated useful life ranging from two to five years.

         The valuation of in-process research and development was determined using the income method. Revenue and expense projections for the in-process research and development project were prepared by management. The value was determined using the present value of the cash flows from the projections using a 30% discount rate. The technologies under development were approximately 60% complete based on project duration and costs. In the event that the project is not completed and technological feasibility is not achieved, there is no alternative future use for the in-process technology. The assumptions used for the valuation of the in-process research and development are the responsibility of management and are subject to change.

         In accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," the goodwill resulting from the acquisition of Business Layers will not be amortized but rather will be tested at least annually for impairment.

         The unaudited pro forma consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger of Netegrity and Business Layers been consummated during the periods indicated. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Netegrity and Business Layers, including the notes to all sets of financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2003

 (IN 000S)                                     HISTORICAL
                                    ---------------------------------      PRO-FORMA            PRO FORMA
                                       NETEGRITY      BUSINESS LAYERS     ADJUSTMENTS           COMBINED
                                    -------------     ---------------   -----------------     -------------
Current Assets:
   Cash and cash equivalents.....   $      10,005     $       2,845     $     (12,850)(1)     $         --
   Available-for-sale securities.          62,398               --            (2,150) (1)            60,248
   Accounts receivable-trade, net          11,240             1,722             (292) (5)            12,670
   Prepaid expenses and other
     current assets..............           2,501             1,748                                   4,249
   Restricted cash...............             --                139                                     139
                                    -------------     -------------                           -------------
        Total Current Assets.....          86,144             6,454                                  77,306

Available-for-sale securities....          20,671               --                                   20,671
Property and equipment, net......           5,380               800              (445)(6)             5,735
Goodwill.........................             --                --             29,978 (1)            29,978
Capitalized software.............             --                --              7,500 (1)             7,500
Restricted cash..................             768               --                                      768
Other assets.....................             336               581                                     917
                                    -------------     -------------                           -------------
        Total Assets.............   $     113,299     $       7,835                           $     142,875
                                    =============     =============                           =============

Current Liabilities:
   Accounts payable..............           2,430               573              (292)(5)             2,711
   Accrued compensation and                 4,387               --                                    4,387
     benefits....................
   Other accrued expenses........           4,899             1,452             3,303 (1)             9,654
   Short-term bank credit                     --                124                                     124
   Deferred revenue..............          16,585             2,626            (1,488)(7)            17,723
                                    -------------     -------------                           -------------
        Total Current Liabilities          28,301             4,775                                  34,599

Other Liabilities................             --                486                                     486
                                    -------------     -------------                           -------------
        Total Liabilities........   $      28,301     $       5,261                           $      35,085
                                    =============     =============                           =============


Stockholders Equity:
   Preferred Stock...............             --                 40               (40)(1)               --
   Common stock..................             348                 5                21 (1)               374
   Additional paid-in-capital....         198,364            50,376           (23,810)(1)           224,930
   Loan to officer...............            (116)              --                                     (116)
   Accumulated other comprehensive
     loss........................             (43)              (31)               31 (1)               (43)
   Accumulated deficit...........        (113,471)          (47,750)           43,950 (1)          (117,271)
                                    --------------    --------------                          --------------
                                           85,082             2,640                                 107,874

Less -  Treasury stock, at cost..             (84)              (66)               66 (1)               (84)
                                    -------------     -------------                           -------------
   Total Stockholders Equity.....          84,998             2,574                                 107,790
                                    -------------     -------------                           -------------

Total Liabilities and
     Stockholders' Equity........   $     113,299     $       7,835                  -        $     142,875
                                    =============     =============                           =============

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

  (in 000s except per share data)               HISTORICAL
                                      ------------------------------
                                                                          PRO FORMA        PRO FORMA
                                         NETEGRITY   BUSINESS LAYERS     ADJUSTMENTS       COMBINED
                                       ----------  -----------------     -----------    -------------
 Revenues:
      License software.............    $   30,536   $      2,679          $ (742)(5)    $      32,473
      Services.....................        23,274          3,396                               26,670
      Other........................         2,130            --                                 2,130
                                       ----------  -------------                        -------------
          Total revenues...........        55,940          6,075                               61,273
 Cost of Revenues:
      Cost of license software.....         1,350            706            (742)(5)            1,314
      Non-cash cost of license              5,398            --            1,530 (2)            6,928
        software...................
      Cost of services.............         8,539          2,016                               10,555
      Cost of other................         1,319            --                                 1,319
                                       ----------  -------------                        -------------
                                           16,606          2,722                               20,116
                                       ----------   ------------                        -------------
 Gross profit......................        39,334          3,353                               41,157

 Selling, general and administrative
   expenses........................        31,845          6,564                               38,409
 Research and development expenses.        15,292          4,136                               19,428
                                       ----------   ------------                        -------------
 Loss from operations..............        (7,803)        (7,347)                             (16,680)
 Other income, net.................         1,195             13            (225)(3)              983
                                       ----------  -------------                        -------------
 Loss before provision for
 income taxes......................        (6,608)        (7,334)                             (15,697)
 Provision for income taxes........           122            --                                   122
                                       ----------  -------------                        -------------
 Net loss..........................    $   (6,730)  $     (7,334)                       $     (15,819)
                                       ===========  =============                       ==============
 Basic and diluted net loss per
 share attributable to common
 stockholders:                         $     (0.20)      N/A                            $       (0.43)
                                       ============                                     ==============
 Basic and diluted weighted average
 shares Outstanding................        34,453        N/A               2,557 (4)           37,010
                                       ============                                     =============

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002

 (in 000s, except  per share data)                  HISTORICAL
                                          ------------------------------
                                                                               PRO FORMA         PRO FORMA
                                           NETEGRITY     BUSINESS LAYERS      ADJUSTMENTS        COMBINED
                                          ----------     ---------------      -----------     -------------
 Revenues:
      License software.............       $   36,072      $      4,027                        $      40,099
      Services.....................           30,158             4,241                               34,399
      Other........................            3,034               --                                 3,034
                                          ----------     -------------                        -------------
          Total revenues...........           69,264             8,268                               77,532
 Cost of Revenues:
      Cost of license software.....            2,071                20                                2,091
      Non-cash cost of license
        software...................            5,449               --         $  2,040 (2)            7,489
      Cost of services.............           13,664             3,270                               16,934
      Cost of other................            1,827               --                                 1,827
                                          ----------     -------------                        -------------
                                              23,011             3,290                               28,341
                                          ----------      ------------                        -------------
 Gross profit......................           46,253             4,978                               49,191

 Selling, general and administrative
   expenses........................           52,755            14,876                               67,631
 Research and development expenses.           22,701             4,607                               27,308
 Impairment charge.................           57,374               --                                57,374
 Restructuring and other
 non-recurring expenses............            2,080               --                                 2,080
                                          ----------     -------------                        -------------
 Loss from operations..............          (88,657)          (14,505)                            (105,202)
 Other income, net.................            2,418               252            (300)(3)            2,370
                                          ----------      ------------                        -------------
 Loss before provision for
 income taxes......................          (86,239)          (14,253)                            (102,832)
 Provision for income taxes........               70               --                                    70
                                          ----------     -------------                        -------------
 Net loss..........................       $  (86,309)     $    (14,253)                       $    (102,902)
                                          ===========     =============                       ==============

 Basic and diluted net loss per
 share attributable to common
 stockholders:                            $    (2.53)          N/A                            $       (2.81)
                                          ===========                                         ==============
 Basic and diluted weighted average
 shares outstanding................           34,078           N/A               2,557 (4)           36,635
                                          ==========                                          =============

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) To record the issuance of 2,556,940 shares of Netegrity common stock and the cash payment of $15.0 million as consideration for the acquisition of Business Layers, the allocation of the purchase price to the assumed fair value of the identifiable assets acquired and liabilities assumed and the elimination of the equity accounts of Business Layers. The fair market value of the common stock has been valued at $10.40 per share based on the fair value of the common stock on the day of the closing of the transaction. The following represents the allocation of the purchase price over the historical net book value of the acquired assets and liabilities of Business Layers at September 30, 2003, and is for illustrative purposes only. Actual fair values will be based on the financial information as of December 30, 2003, the acquisition date. Assuming the transaction occurred on September 30, 2003, the allocation would have been as follows:

Consideration Exchanged:                                                                     (in 000s)
   Fair value of shares issued to Business Layers
     stockholders (2,556,940 shares at $10.40) .........................................      $ 26,592
   Cash paid as consideration for the acquisition of Business Layers ...................        15,000
                                                                                              --------
Total consideration exchanged ..........................................................        41,592
Estimated transaction costs ............................................................           920
                                                                                              --------
Total purchase price ...................................................................        42,512
Less fair value of the net tangible and intangible assets and liabilities assumed:
   Net tangible assets .................................................................         3,617
   Restructuring reserve ...............................................................        (1,433)
   Accrued expenses ....................................................................          (950)
   Developed technology ................................................................         7,500
   In process research and development .................................................         3,800
                                                                                              --------
Excess of purchase price over net tangible and intangible assets and liabilities assumed      $ 29,978
                                                                                              --------

         In order to pay the cash consideration for the acquisition of Business Layers, the Company would liquidate certain short-term available-for-sale securities.

         The restructuring reserve consists of severance costs of approximately $888,000 related to duplicative functions, as well as excess facility costs of approximately $545,000 which will be recorded in accordance with Emerging Issue Task Force Consensus 95-3. The accrued expenses consist of estimated transaction costs to be paid by Business Layers in connection with the acquisition.

         At the date of the acquisition, Business Layers had a tax net operating loss carryforward of approximately $49.7 million (resulting in a deferred tax asset of approximately $19.0 million). The Company has recorded as part of purchase accounting a deferred tax liability on the separately identified intangible assets. In addition, through purchase accounting, the Company has recognized a deferred tax asset of $2.7 million related to book tax differences and net operating losses in the opening balance sheet and has provided a valuation allowance on the amount of deferred tax assets in excess of the deferred tax liabilities as it is more likely than not the assets will not be realized. To the extent the valuation allowance is reduced in future periods, any reduction will be recorded as a decrease to goodwill.

(2) To record the amortization of the fair value of the developed technology acquired in the transaction. Netegrity has estimated the acquired developed technology has useful life ranging from two to five years.

(3) To eliminate historical interest income earned on the cash paid to Business Layers.

(4) The unaudited pro forma loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation of the weighted average number of common shares outstanding assumes that the 2,556,940 shares of the Company's common stock issued in the acquisition of Business Layers were outstanding for the entire period.

(5) To eliminate revenue, cost of license revenue, accounts receivable and accounts payables recorded by Netegrity and Business Layers under an OEM agreement signed by the companies in January 2003.

(6) To adjust fixed assets to estimated fair value based on certain assets that were disposed as of the acquisition.

(7) To adjust deferred revenue to estimated fair value in accordance with Emerging Issue Task Force Consensus 01-3.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2004                           NETEGRITY, INC.

                                                 By: /s/ Regina O. Sommer
                                                     ---------------------------
                                                     Regina O. Sommer
                                                     Chief Financial Officer and
                                                     Treasurer

                                  EXHIBIT INDEX

EXHIBIT NO.                                 EXHIBIT
-----------                                 -------
2.1*     Agreement and Plan of Merger dated as of December 30, 2003 by and among
         Netegrity, Inc., Tuna Merger Corp., and Business Layers, Inc.

23.1     Consent of Kost Forer, Gabbay & Kassierer, A Member of Ernst & Young
         Global

*  Previously filed.